Exhibit 99.1

NEWS RELEASE

IMMUNOMEDICS APPOINTS DR. LORETTA ITRI CHIEF MEDICAL OFFICER

Morris Plains, N.J., Feb. 14, 2020 --- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today announced the appointment of Loretta Itri, M.D. as chief medical officer (CMO), effective today. In her new role, Dr. Itri will lead all research and clinical development, regulatory, and medical affairs activities of the Company. Dr. Itri is a well-established pharmaceutical executive with decades of experience and a strong track record of bringing innovative drugs to market for multiple biopharma organizations.

“I am thrilled Loretta has agreed to join us as our permanent CMO,” remarked Dr. Behzad Aghazadeh, executive chairman. “Loretta has been working with us in overseeing our clinical and regulatory activities since the Spring of 2019. She has been an invaluable member of our leadership team, with important contributions to the refiling of our Biologics License Application for sacituzumab govitecan and accelerating our clinical development programs into new indications. I look forward to working closely with Loretta to invest in and expand our novel and differentiated antibody-drug conjugate (ADC) platform assets for the benefit of cancer patients worldwide.”

Dr. Itri commented, “It is my distinct pleasure to formally join Immunomedics as CMO. I have had the great opportunity of managing the Company’s sacituzumab govitecan development activities across multiple indications over the past year. The excitement from key opinion leaders and patients about the drug’s potential clinical benefit has been palpable. Working closely with the FDA, we are hopeful that sacituzumab govitecan will soon be available to patients with triple-negative breast cancer. I am especially looking forward to working closely with the executive management team to expand our clinical development plans across our unique ADC platform to advance therapeutic options across hard-to-treat cancers, including indications such as metastatic urothelial cancer and hormone receptor-positive/human epidermal growth factor receptor 2-negative metastatic breast cancer.”

Dr. Loretta Itri was most recently the executive vice president of Global Health Sciences & Regulatory Affairs at The Medicines Company where she oversaw the development and regulatory approval of a variety of products, including the early development of inclisiran, and other cardiovascular drugs and antibiotics. Previously, she was president of Pharmaceutical Development and CMO at Genta, Inc., playing a vital role in the development of diverse therapeutic agents that helped treat conditions such as breast cancer and chronic lymphocytic leukemia.

Prior to that, Dr. Itri served as senior vice president of Medical and Regulatory Affairs at Johnson & Johnson’s Pharmaceutical Research Institute, where she oversaw the development and approval of a number of therapeutic products, including Procrit, Cladribine, and Tramadol. In addition, she served as senior vice president of Clinical Affairs and CMO for Ortho Biotech Inc., responsible for the hematology, oncology and immunology product lines. Dr. Itri began her career at Hoffmann-La Roche, where she advanced to the position of assistant vice president of Clinical Development in immunology, virology, hematology, and oncology.

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Dr. Itri received her M.D. from New York Medical College, completed her medical residency at SUNY-Stony Brook and her fellowship in medical oncology at Memorial Sloan-Kettering Cancer Center where she was an adjunct attending physician for more than 15 years. Dr. Itri has served as a member of the National Cancer Institute Board of Scientific Counselors in both the Division of Cancer Treatment and the Division of Cancer Prevention and Control. She is the author or co-author of numerous articles in peer-reviewed journals, book chapters and abstracts related to the clinical development of therapeutic agents.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the outcome of our resubmission of our Biologics License Application ("BLA") for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer ("mTNBC") who have received at least two prior therapies for metastatic disease; the United States Food and Drug Administration ("FDA") re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan; potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications; clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements; out-licensing arrangements; forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market; our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to obtain additional capital through strategic collaborations, licensing, convertible debt securities or equity financing in order to continue our research and development programs as well as secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng

(862) 260-3727

ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.

(646) 627-8387

Darren@lifescipublicrelations.com

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